Exhibit 1


         Contact:  Nancy Hobor    U.S. 312 807-2424
                   Mats Odman     Sweden 46 8 402-0623

         BARK TO BECOME CEO OF AUTOLIV, INC.; MUSONE TO BECOME COO

              Chicago and Stockholm, April 22, 1997 -- Morton Interna-tional, Inc. and Autoliv AB jointly announced today changes in the management structure of Autoliv, Inc., the company resulting from the pending combination of Autoliv AB and Morton's Automotive Safety Products business. Gunnar Bark, currently the Chairman of the Board of Autoliv AB, has agreed to take on the additional responsibility of Chief Executive Officer in addition to serving as Chairman of the Board of Autoliv, Inc. Fred J. Musone, Presi-dent of Morton's Automotive Safety Products business, will serve Autoliv, Inc. in the capacity of Chief Operating Officer as well as a director.

              The move takes advantage of Musone's operational and manufac-turing expertise as the company seeks to achieve the benefits of the combination. In his role as COO, Musone will be involved in worldwide operational matters and will participate in transitional matters relating to the combination, including manufacturing pro-cess enhancements at Autoliv, Inc.'s worldwide facilities. He will also retain primary responsibility for the North American business of Autoliv, Inc.

              The special meeting of Morton's shareholder to vote upon the pending combination, as well as the spinoff of Morton's specialty chemicals and salt businesses to Morton's shareholders, is to be held this Thursday, April 24, at 9:00 a.m. at Morton's headquar-ters in Chicago. The acceptance period for the pending exchange offer by Autoliv, Inc. for the shares of Autoliv AB is scheduled to be completed on the same day. Subject to obtaining the required Morton shareholder votes and the acceptance of the exchange offer by the holders of more than 90% of the outstanding Autoliv AB shares, the parties anticipate that the spinoff will be consummated on April 30, 1997, and the combination of Morton's Automotive Safety Products business and Autoliv AB will be com-pleted on May 1, 1997.

              Morton shareholders who wish to vote their shares in connec-tion with the special meeting may call Georgeson at 1-800-223-2064 for assistance prior to the time of the meeting.